AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

MUTUALS.com
Formed on March 20, 2001

A Delaware Business Trust

This Amended and Restated Certificate of Trust of MUTUALS.com (the “Trust”), dated as of this 30th day of July, 2007 is being duly executed and filed in order to amend and restate the Certificate of Trust for MUTUALS.com, a Delaware business trust, in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.) (the “Delaware Act”).

The undersigned does hereby certify as follows:

1.  Name.  The Name of the business trust is changed from “MUTUALS.com” to “USA MUTUALS” (the “Trust”).

2.  Registered Agent.  The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington Delaware 19801.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.  Effective Date.  This Amended and Restated Certificate of Trust shall be effective upon the date and time of filing.

4.  Registered Investment Company.  The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

5.  Series Trust.  Notice is hereby given that pursuant to Section 3804 of the Delaware Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has executed this Amended and Restated Certificate of Trust as of the date first above written.

/s/ Joseph C. Neuberger
Joseph C. Neuberger
As a Trustee, and not individually